Exhibit 99.1

Porch Group Reports Second Quarter 2024 Results
Solid performance in the second quarter
SEATTLE, August 6, 2024 (BUSINESS WIRE) – Porch Group, Inc. (“Porch Group” or “the Company”) (NASDAQ: PRCH), a homeowners insurance and vertical software platform, today reported second quarter results through June 30, 2024, with total revenue of $110.8 million, which increased 12% compared to the prior year. GAAP net loss was $64.3 million, an improvement of $22.6 million compared to the prior year, and Adjusted EBITDA Loss was $34.8 million, an improvement of $8.4 million compared to the prior year.
CEO Summary
“The team delivered a solid performance this quarter. Despite a May hurricane-like event in Houston with 100 miles per hour sustained winds that caused catastrophic weather claims worse than historic experiences and expectations, our results are still broadly in line with plan and showed solid year-over-year improvement. Our insurance profitability actions continued to result in attritional losses performing better than anticipated and substantial improvement in our gross combined ratio year-over-year,” said Matt Ehrlichman, Chief Executive Officer, Chairman and Founder. “Our focus remains on deepening our long-term competitive moat by expanding our data platform, monetizing data products such as Home Factors in the market, and executing the reciprocal exchange to structure our insurance operation in a way we believe scales rapidly and profitability with lower volatility. We are excited about the announcement of having filed the updated reciprocal application, with a targeted 2024 approval. We remain focused on building long-term value for our shareholders and are very excited about how the years ahead are shaping up.”
Second Quarter 2024 Financial Results
•Total revenue of $110.8 million, an increase of 12% or $12.1 million compared to prior year (second quarter 2023: $98.8 million), driven by the Insurance segment, including a 28% increase in premium per policy and lower reinsurance ceding.
•Revenue less cost of revenue of $19.2 million, 17% of total revenue (second quarter 2023: $17.4 million, 18% of total revenue). Vertical Software Segment margin improved ~800bps, driven by price increases and strong cost control. In the Insurance Segment attritional losses were better than anticipated, offsetting the severe Houston catastrophic event in the second quarter.
•GAAP net loss of $64.3 million, compared to a GAAP net loss of $87.0 million for the second quarter of 2023.
•Adjusted EBITDA Loss of $34.8 million, a $8.4 million improvement from the prior year (second quarter 2023: loss of $43.1 million), driven by the Insurance segment, SaaS price increases and strong cost control.
•Gross written premium for the quarter in our Insurance segment was $117 million with approximately 232 thousand policies in force.
•$409.8 million cash, cash equivalents, and investments at June 30, 2024.
Second Quarter 2024 Operational Highlights
•21% attritional loss ratio, an improvement from 35% in the prior year, driven by the insurance profitability actions.
•The second quarter, which historically has been the highest claims quarter for the insurance business, realized substantial improvement in its Gross Combined Ratio, from 180% in Q2 2023 to 124% in Q2 2024, despite increased catastrophic weather driven by the May Houston wind event.
•Approved in 13 states to use Porch's unique property data to improve underwriting risk accuracy.
•Launched Home Factors data products formally to the market with strong early momentum.
•Warranty business launched Surge Protection product, with early sales conversion demonstrating good demand.
•Porch recertified as a Great Place to Work.

Exhibit 99.1
The following tables present financial highlights of the Company’s second quarter 2024 results compared to the second quarter results of 2023 (dollars are in millions):

Second Quarter 2024 (unaudited)		Insurance	Vertical Software	Corporate	Consolidated
Revenue		$78.3	$32.6	$—	$110.8
Year-over-year growth		22%	(5)%	— %	12%
Revenue less cost of revenue		$(8.0)	$27.2	$—	$19.2
Year-over-year growth		(4)%	6%	— %	10%
As % of revenue		(10)%	83%	— %	17%
GAAP net loss					$(64.3)
Adjusted EBITDA (loss)	(1)	$(27.3)	$4.8	$(12.2)	$(34.8)
Adjusted EBITDA (loss) as a percent of revenue	(2)	(35)%	15%	— %	(31)%

Second Quarter 2023 (unaudited)		Insurance	Vertical Software	Corporate	Consolidated
Revenue		$64.3	$34.4	$—	$98.8
Revenue less cost of revenue		$(8.3)	$25.7	$—	$17.4
As % of revenue		(13)%	75%	— %	18%
GAAP net loss					$(87.0)
Adjusted EBITDA (loss)	(1)	$(31.2)	$1.8	$(13.8)	$(43.1)
Adjusted EBITDA (loss) as a percent of revenue	(2)	(48)%	5%	— %	(44)%
____________________________________________
(1)See Non-GAAP Financial Measures section for the definition and Adjusted EBITDA (loss) table for the reconciliation to GAAP net income (loss)
(2)Adjusted EBITDA (loss) as a percent of revenue is calculated as Adjusted EBITDA (loss) divided by Revenue
The following table presents the Company’s key performance indicators(1).

	Three Months Ended June 30,
(unaudited)	2024	2023	% Change
Gross Written Premium (in millions)	$117	$143	(19)%
Policies in Force (in thousands)	232	358	(35)%
Annualized Revenue per Policy (unrounded)	$1,348	$517	161%
Annualized Premium per Policy (unrounded)	$2,059	$1,603	28%
Premium Retention Rate	88%	104%
Gross Loss Ratio	117%	120%
Average Companies in Quarter (unrounded)	29,494	30,691	(4) %
Average Monthly Revenue per Account in Quarter (unrounded)	$1,253	$1,073	17%
Monetized Services (unrounded)	231,209	244,605	(5)%
Average Quarterly Revenue per Monetized Service (unrounded)	$395	$331	19%
_____________________________________
(1)Definitions of the key performance indicators presented in this table are included on page 10 of this release.

Exhibit 99.1
Balance Sheet Information (unaudited)

(dollars are in millions)	June 30, 2024	December 31, 2023	Change
Cash and cash equivalents	$274.2	$258.4	6%
Investments	135.6	139.2	(3%)
Cash, cash equivalents, and investments	$409.8	$397.6	3%
The Company ended the second quarter of 2024 with cash, cash equivalents, and investments of $409.8 million. Of this amount, Homeowner's of America (“HOA”), Porch's insurance carrier, held cash and cash equivalents of $194.7 million and investments of $98.1 million. Excluding HOA, Porch held $117.0 million of cash, cash equivalents, and investments. In addition, the Company ended the second quarter of 2024 with $11.1 million of restricted cash and cash equivalents, primarily for the captive and warranty businesses. Porch Group also holds a $49 million surplus note from HOA.
As of June 30, 2024, outstanding principal for convertible debt was $550.3 million. This includes $333.3 million of the 6.75% Senior Secured Convertible Notes due October 2028 (the “2028 Notes”) and $217.0 million of 0.75% Convertible Senior Notes due September 2026 (the “2026 Notes”).
Post Balance Sheet Events
On July 29, 2024, we filed a new and updated application to form and license a Texas reciprocal exchange (the “Reciprocal”) with the Texas Department of Insurance (“TDI”). If approved by the TDI, our insurance underwriting business will be sold to the Reciprocal for an increased surplus note, with then all homeowner insurance underwriting being performed within the Reciprocal. A Porch subsidiary would serve as the operator (or “attorney-in-fact”) for the Reciprocal. In that role it would perform underwriting, claims, and management services for the Reciprocal and receive a management fee calculated as a percentage of its premiums. Porch subsidiaries would act as general agents for the Reciprocal and HOA and would receive fees and commissions. There can be no assurance that the Reciprocal will receive regulatory approval, and if obtained, that the approval would be based on terms as proposed or subject to additional requirements that may not be acceptable to us. If approved, we intend to launch Porch Insurance, a new brand and product to be offered by the Reciprocal, including unique benefits for consumers such as a free 90-day warranty and proprietary discounts to customers within the Porch ecosystem.
Along with the reciprocal exchange application, Porch contributed a cumulative approximately 18.3 million Porch Group common stock shares into HOA to support this critical planned transition. This contribution helps to bolster HOA’s balance sheet strength and rating after Q2 2024 weather impacted surplus. In addition, the contribution strengthens HOA's long-term surplus position, which better positions HOA for any future third-party surplus note capital-raising efforts, and, importantly, it is expected to support premium growth in 2025 and beyond. See Note 8 of the second quarter 2024 10Q for further information on our contributions to HOA.

Exhibit 99.1
Full Year 2024 Financial Outlook
Porch Group provides full year 2024 guidance based on current market conditions and expectations as of the date of this release.
Our updated profit guidance is primarily driven by three items:
•In Q2 2024 we saw strong performance against the things that we can control, including underwriting performance and related attritional losses in our insurance business, price increases in our software business, and strong cost control.
This has been offset by two 1 in 10 year catastrophic weather events, which fall outside the range of our typical expectations for catastrophic weather included in our original guidance.
•The first was a $23 million May Houston catastrophic event in Q2 2024.
•The second is Hurricane Beryl, which made landfall in Houston in the first week of July that we expect to have $30 million in claims cost of revenue net of reinsurance in Q3 2024.
Full year 2024 guidance is as follows:

Full Year 2024 Guidance

Revenue $450m to $470m Growth of 5% to 9% (Unchanged)

Revenue Less Cost of Revenue $190m to $200m (Previously: $230m to $240m)

Adjusted EBITDA[1] $(20)m to $(10)m (Previously: $2.5m to $12.5m)

Gross Written Premium[2] $460m to $480m (Unchanged)
Catastrophic weather further in excess of historical experiences, would create downside to the lower end of the range.
1Adjusted EBITDA is a non-GAAP measure.
22024 gross written premium (“GWP”) guidance is stated as the expected full-year GWP for 2024 and is the total premium written by our licensed insurance carrier(s) (before deductions for reinsurance) and premiums from our home warranty offerings (for the face value of one year’s premium). Note, full-year 2023 GWP included approximately $45 million from EIG placed with third party carriers. Post divestiture of EIG, any sales to third-party carriers is no longer included in GWP reporting.
Porch Group is not providing reconciliations of expected Adjusted EBITDA for future periods to the most directly comparable measures prepared in accordance with GAAP because the Company is unable to provide these reconciliations without unreasonable effort because certain information necessary to calculate such measures on a GAAP basis is unavailable or dependent on the timing of future events outside of the Company’s control.

Exhibit 99.1
Conference Call
Porch Group management will host a conference call today August 6, 2024, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). The call will be accompanied by a slide presentation available on the Investor Relations section of the Company’s website at ir.porchgroup.com. A question-and-answer session will follow management’s prepared remarks.
All are invited to listen to the event by registering for the webinar, a replay of the webinar will also be available. See the Investor Relations section of the Porch Group’s corporate website at ir.porchgroup.com.
About Porch Group
Porch Group, Inc. (“Porch”) is a homeowners insurance and vertical software platform. Porch's strategy to win in homeowners insurance is to leverage unique data for advantaged underwriting, provide the best services for homebuyers, and protect the whole home. The long-term competitive moats that create this differentiation come from Porch's leadership in home services software-as-a-service and its deep relationships with approximately 30 thousand companies that are key to the home-buying transaction, such as home inspectors, mortgage, and title companies.
To learn more about Porch, visit ir.porchgroup.com.
Investor Relations Contact
Lois Perkins, Head of Investor Relations
Porch Group, Inc.
Loisperkins@porch.com

Exhibit 99.1
Forward-Looking Statements
Certain statements in this release may be considered forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management. Although we believe that our plans, intentions, and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions, or expectations. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions. Generally, statements that are not historical facts, including statements concerning our possible or assumed future actions, business strategies, events, or results of operations, are forward-looking statements. These statements may be preceded by, followed by, or include the words “believe,” “estimate,” “expect,” “project,” “forecast,” “may,” “will,” “should,” “seek,” “plan,” “scheduled,” “anticipate,” “intend,” or similar expressions.
Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date herein. Unless specifically indicated otherwise, the forward-looking statements in this Quarterly Report do not reflect the potential impact of any divestitures, mergers, acquisitions, or other business combinations that have not been completed as of the date of this filing. You should understand that the following important factors, among others, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:
(1)expansion plans and opportunities, and managing growth, to build a consumer brand;
(2)the incidence, frequency, and severity of weather events, extensive wildfires, and other catastrophes;
(3)economic conditions, especially those affecting the housing, insurance, and financial markets;
(4)expectations regarding revenue, cost of revenue, operating expenses, and the ability to achieve and maintain future profitability;
(5)existing and developing federal and state laws and regulations, including with respect to insurance, warranty, privacy, information security, data protection, and taxation, and management’s interpretation of and compliance with such laws and regulations;
(6)our reinsurance program, which includes the use of a captive reinsurer, the success of which is dependent on a number of factors outside management’s control, along with reliance on reinsurance to protect against loss;
(7)the possibility that a decline in our share price would result in a negative impact to our insurance carrier subsidiary’s, Homeowners of America Insurance Company (“HOA”), surplus position and may require further financial support to enable HOA to meet applicable regulatory requirements and maintain financial stability rating;
(8)the uncertainty and significance of the known and unknown effects on our insurance carrier subsidiary, Homeowners of America Insurance Company (“HOA”), and us due to the termination of a reinsurance contract following of fraud committed by Vesttoo Ltd. (“Vesttoo”), including, but not limited to, the outcome of Vesttoo’s Chapter 11 bankruptcy proceedings; our ability to successfully pursue claims arising out of the fraud, the costs associated with pursuing the claims, and the timeframe associated with any recoveries; HOA's ability to obtain and maintain adequate reinsurance coverage against excess losses; HOA’s ability to stay out of regulatory supervision and maintain its financial stability rating; and HOA’s ability to maintain a healthy surplus
(9)uncertainties related to regulatory approval of insurance rates, policy forms, insurance products, license applications, acquisitions of businesses, or strategic initiatives, including the reciprocal restructuring, and other matters within the purview of insurance regulators (including the discount associated with the shares contributed to HOA);
(10)the ability to consummate the proposed formation of the reciprocal exchange and the satisfaction of the conditions precedent to consummation of the proposed formation of such exchange, including the ability to secure regulatory approvals (on a state by state basis and initially in Texas) on the terms expected, at all or in a timely manner;
(11)our ability to successfully operate its businesses alongside a reciprocal exchange;
(12)our ability to implement our plans, forecasts and other expectations with respect to the reciprocal exchange business after the completion of the formation and to realize expected synergies and/or convert policyholders from its existing insurance carrier business into policyholders of the reciprocal exchange;
(13)potential business disruption following the formation of the reciprocal exchange;

Exhibit 99.1
(14)reliance on strategic, proprietary relationships to provide us with access to personal data and product information, and the ability to use such data and information to increase transaction volume and attract and retain customers;
(15)the ability to develop new, or enhance existing, products, services, and features and bring them to market in a timely manner;
(16)changes in capital requirements, and the ability to access capital when needed to provide statutory surplus;
(17)our ability to timely repay our outstanding indebtedness;
(18)the increased costs and initiatives required to address new legal and regulatory requirements arising from developments related to cybersecurity, privacy, and data governance and the increased costs and initiatives to protect against data breaches, cyber-attacks, virus or malware attacks, or other infiltrations or incidents affecting system integrity, availability, and performance;
(19)retaining and attracting skilled and experienced employees;
(20)costs related to being a public company; and
(21)other risks and uncertainties discussed in Part II, Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as well as those discussed in Part II, Item 1A, “Risk Factors,” in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 and in subsequent reports filed with the Securities and Exchange Commission (“SEC”), all of which are available on the SEC’s website at www.sec.gov.
We caution you that the foregoing list may not contain all the risks to forward-looking statements made in this release.
You should not rely upon on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this release primarily on our current expectations and projections about future events and trends we believe may affect our business, financial condition, results of operations and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, and other factors, including those described above and elsewhere in this release. We disclaim any obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Exhibit 99.1
Non-GAAP Financial Measures
This release includes non-GAAP financial measures, such as Adjusted EBITDA (Loss) and Adjusted EBITDA (Loss) as a percent of revenue.
We define Adjusted EBITDA (Loss) as net income (loss) adjusted for interest expense; income taxes; depreciation and amortization; gain or loss on extinguishment of debt; other expense (income), net; impairments of intangible assets and goodwill; impairments of property, equipment, and software; stock-based compensation expense; mark-to-market gains or losses recognized on changes in the value of contingent consideration arrangements, earnouts, warrants, and derivatives; restructuring costs; acquisition and other transaction costs; and non-cash bonus expense. Adjusted EBITDA (Loss) as a percent of revenue is defined as Adjusted EBITDA (Loss) divided by total revenue.
Our management uses these non-GAAP financial measures as supplemental measures of our operating and financial performance, for internal budgeting and forecasting purposes, to evaluate financial and strategic planning matters, and to establish certain performance goals for incentive programs. We believe that the use of these non-GAAP financial measures provides investors with useful information to evaluate our operating and financial performance and trends and in comparing our financial results with competitors, other similar companies and companies across different industries, many of which present similar non-GAAP financial measures to investors. However, our definitions and methodology in calculating these non-GAAP measures may not be comparable to those used by other companies. In addition, we may modify the presentation of these non-GAAP financial measures in the future, and any such modification may be material.
You should not consider these non-GAAP financial measures in isolation, as a substitute to or superior to financial performance measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude specified income and expenses, some of which may be significant or material, that are required by GAAP to be recorded in our consolidated financial statements. We may also incur future income or expenses similar to those excluded from these non-GAAP financial measures, and the presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or non-recurring items. In addition, these non-GAAP financial measures reflect the exercise of management judgment about which income and expense are included or excluded in determining these non-GAAP financial measures.
You should review the tables accompanying this release for reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure. We are not providing reconciliations of non-GAAP financial measures for future periods to the most directly comparable measures prepared in accordance with GAAP. We are unable to provide these reconciliations without unreasonable effort because certain information necessary to calculate such measures on a GAAP basis is unavailable or dependent on the timing of future events outside of our control.

Exhibit 99.1
The following tables reconcile Net loss to Adjusted EBITDA (Loss) for the periods presented (dollar amounts in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited)	2024	2023	2024	2023
Net loss	$(64,323)	$(86,963)	$(77,685)	$(125,703)
Interest expense	10,326	8,775	21,113	10,963
Income tax provision (benefit)	688	29	866	(82)
Depreciation and amortization	6,202	6,214	12,519	12,229
Gain on extinguishment of debt	—	(81,354)	(4,891)	(81,354)
Impairment loss on intangible assets and goodwill	—	55,211	—	57,232
Loss (gain) on reinsurance contract (1)	(1,095)	48,244	(1,106)	48,244
Impairment loss on property, equipment, and software	—	254	—	254
Stock-based compensation expense	7,105	6,404	12,473	13,298
Mark-to-market losses (gains)	5,405	279	5,398	(220)
Other income, net (2)	(704)	(1,578)	(22,206)	(2,340)
Restructuring costs (3)	1,635	1,093	1,792	2,077
Acquisition and other transaction costs	(12)	258	166	386
Non-cash bonus expense	—	—	—	—
Adjusted EBITDA (Loss)	$(34,773)	$(43,134)	$(51,561)	$(65,016)
Adjusted EBITDA (Loss) as a percentage of revenue	(31)%	(44)%	(23)%	(35)%
______________________________________
(1)See Note 10 in the notes to unaudited condensed consolidated financial statements.
(2)Difference from Other Income, net in Condensed Consolidated Statements of Operations and Comprehensive Loss is primarily due to a portion of the income resulting from the Aon business collaboration agreement, disclosed in Note 10, that is not a non-GAAP adjustment.
(3)Primarily consists of costs related to forming a reciprocal exchange and share contributions to HOA (see Note 8).

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited)	2024	2023	2024	2023
Segment Adjusted EBITDA (Loss)
Vertical Software	$4,778	$1,816	$5,901	$1,420
Insurance	(27,320)	(31,181)	(30,205)	(38,366)
Subtotal	(22,542)	(29,365)	(24,304)	(36,946)
Corporate and other	(12,231)	(13,769)	(27,257)	(28,070)
Adjusted EBITDA (Loss)	$(34,773)	$(43,134)	$(51,561)	$(65,016)
The following table presents Segment Adjusted EBITDA (Loss) as a percentage of segment revenue for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited)	2024	2023	2024	2023
Segment Adjusted EBITDA (Loss) as a Percentage of Revenue
Vertical Software	14.7%	5.3%	9.8%	2.3%
Insurance	(34.9)%	(48.5)%	(18.2)%	(31.2)%

Exhibit 99.1
Key Performance Indicators
In the management of these businesses, we identify, measure and evaluate various operating metrics. The key performance measures and operating metrics used in managing the businesses are discussed below. These key performance measures and operating metrics are not prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) and may not be comparable to or calculated in the same way as other similarly titled measures and metrics used by other companies.
Gross Written Premium — We define Gross Written Premium as the total premium written by our licensed insurance carrier(s) (before deductions for reinsurance); premiums from our home warranty offerings (for the face value of one year’s premium); and premiums of policies placed with third-party insurance companies for which we earn a commission.
Policies in Force — We define Policies in Force as the number of in-force policies at the end of the period for the Insurance segment, including policies and warranties written by us and policies and warranties written by third parties for which we earn a commission.
Annualized Revenue per Policy — We define Annualized Revenue per Policy as quarterly revenue for the Insurance segment, divided by the number of Policies in Force in the Insurance segment, multiplied by four.
Annualized Premium per Policy — We define Annualized Premium per Policy as the total direct earned premium for HOA, our insurance carrier, divided by the number of active insurance policies at the end of the period, multiplied by four.
Premium Retention Rate — We define Premium Retention Rate as the ratio of our insurance carrier’s renewed premiums over the last four quarters to base premiums, which is the sum of the preceding year’s premiums that either renewed or expired.
Gross Loss Ratio — We define Gross Loss Ratio as our insurance carrier’s gross losses divided by the gross earned premium for the respective period on an accident year basis.
Average Companies in Quarter — We define Average Companies in Quarter as the straight-line average of the number of companies as of the end of period compared with the beginning of period across all of our home services verticals that (i) generate recurring revenue and (ii) generated revenue in the quarter. For new acquisitions, the number of companies is determined in the initial quarter based on the percentage of the quarter the acquired business is a part of Porch.
Average Monthly Revenue per Account in Quarter — We view our ability to increase revenue generated from existing customers as a key component of our growth strategy. Average Monthly Revenue per Account in Quarter is defined as the average revenue per month generated across all home services company customer accounts in a quarterly period. Average Monthly Revenue per Account in Quarter is derived from all customers and total revenue.
Monetized Services — We connect consumers with home services companies nationwide and offer a full range of products and services where homeowners can, among other things: (1) compare and buy home insurance policies (along with auto, flood and umbrella policies) and warranties with competitive rates and coverage; (2) arrange for a variety of services in connection with their move, from labor to load or unload a truck to full-service, long-distance moving services; (3) discover and install home automation and security systems; (4) compare internet and television options for their new home; (5) book small handyman jobs at fixed, upfront prices with guaranteed quality; and (6) compare bids from home improvement professionals who can complete bigger jobs. We track the number of monetized services performed through our platform each quarter and the revenue generated per service performed in order to measure market penetration with homebuyers and homeowners and our ability to deliver high-revenue services within those groups. Monetized Services is defined as the total number of services from which we generated revenue, including, but not limited to, new and renewing insurance and warranty customers, completed moving jobs, security installations, TV/Internet installations or other home projects, measured over the period.
Average Quarterly Revenue per Monetized Service — We believe that shifting the mix of services delivered to homebuyers and homeowners toward higher revenue services is an important component of our growth strategy. Average Quarterly Revenue per Monetized Service is the average revenue generated per monetized service performed in a quarterly period. When calculating Average Quarterly Revenue per Monetized Service, average revenue is defined as total quarterly service transaction revenues generated from monetized services.

Exhibit 99.1
PORCH GROUP, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(all numbers in thousands)

	June 30, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$274,246	$258,418
Accounts receivable, net	21,437	24,288
Short-term investments	34,152	35,588
Reinsurance balance due	104,730	83,582
Prepaid expenses and other current assets	18,168	13,214
Deferred policy acquisition costs	16,279	27,174
Restricted cash and cash equivalents	11,119	38,814
Total current assets	480,131	481,078
Property, equipment, and software, net	19,278	16,861
Goodwill	191,907	191,907
Long-term investments	101,409	103,588
Intangible assets, net	77,800	87,216
Other assets	5,581	18,743
Total assets	$876,106	$899,393

Liabilities and Stockholders' Deficit
Current liabilities
Accounts payable	$3,134	$8,761
Accrued expenses and other current liabilities	45,536	59,396
Deferred revenue	223,202	248,683
Refundable customer deposits	14,480	17,980
Current debt	150	244
Losses and loss adjustment expense reserves	133,220	95,503
Other insurance liabilities, current	67,200	31,585
Total current liabilities	486,922	462,152
Long-term debt	436,635	435,495
Other liabilities	54,458	37,429
Total liabilities	978,015	935,076
Commitments and contingencies
Stockholders' deficit
Common stock	10	10
Additional paid-in capital	702,720	690,223
Accumulated other comprehensive loss	(4,898)	(3,860)
Accumulated deficit	(799,741)	(722,056)
Total stockholders' deficit	(101,909)	(35,683)
Total liabilities and stockholders' deficit	$876,106	$899,393

Exhibit 99.1
PORCH GROUP, INC.
Condensed Consolidated Statements of Operations (Unaudited)
(all numbers in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue	$110,844	$98,765	$226,287	$186,134
Operating expenses:
Cost of revenue	91,646	81,330	167,490	132,605
Selling and marketing	33,197	34,637	67,145	67,222
Product and technology	14,731	15,495	28,651	29,445
General and administrative	24,371	22,779	50,629	48,608
Provision for (recovery of) doubtful accounts	(622)	48,718	(481)	48,955
Impairment loss on intangible assets and goodwill	—	55,211	—	57,232
Total operating expenses	163,323	258,170	313,434	384,067
Operating income (loss)	(52,479)	(159,405)	(87,147)	(197,933)
Other income (expense):
Interest expense	(10,326)	(8,775)	(21,113)	(10,963)
Change in fair value of private warrant liability	1,451	15	1,026	360
Change in fair value of derivatives	(8,207)	(2,950)	(6,724)	(2,950)
Gain on extinguishment of debt	—	81,354	4,891	81,354
Investment income and realized gains, net of investment expenses	3,526	1,249	7,170	2,007
Other income, net	2,400	1,578	25,078	2,340
Total other income (expense)	(11,156)	72,471	10,328	72,148
Loss before income taxes	(63,635)	(86,934)	(76,819)	(125,785)
Income tax provision	(688)	(29)	(866)	82
Net loss	$(64,323)	$(86,963)	(77,685)	(125,703)

Net loss per share - basic and diluted	$(0.65)	$(0.91)	$(0.79)	$(1.32)

Shares used in computing basic and diluted net loss per share	99,193	95,732	98,353	95,472
The following table summarizes the classification of stock-based compensation expense in the unaudited consolidated statements of operations.

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Selling and marketing	$710	$896	$1,404	$1,941
Product and technology	1,426	1,254	2,521	2,703
General and administrative	4,969	4,254	8,548	8,654
Total stock-based compensation expense	$7,105	$6,404	$12,473	$13,298

Exhibit 99.1
PORCH GROUP, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(all numbers in thousands)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(77,685)	$(125,703)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	12,519	12,229
Provision for (recovery of) doubtful accounts	(481)	48,955
Impairment loss on intangible assets and goodwill	—	57,232
Gain on extinguishment of debt	(4,891)	(81,354)
Loss on divestiture of business	5,331	—
Change in fair value of private warrant liability	(1,026)	(360)
Change in fair value of contingent consideration	(300)	(2,810)
Change in fair value of derivatives	6,724	2,950
Stock-based compensation	12,473	13,298
Non-cash interest expense	17,313	9,828
Gain on settlement of contingent consideration	(14,930)	—
Other	(1,882)	805
Change in operating assets and liabilities, net of acquisitions and divestitures
Accounts receivable	(1,548)	1,030
Reinsurance balance due	(20,042)	(21,651)
Deferred policy acquisition costs	10,895	(9,187)
Accounts payable	(5,627)	2,929
Accrued expenses and other current liabilities	(7,827)	(10,906)
Losses and loss adjustment expense reserves	37,717	65,077
Other insurance liabilities, current	35,615	51,139
Deferred revenue	(25,693)	(13,491)
Refundable customer deposits	(3,594)	(8,061)
Other assets and liabilities, net	9,434	(726)
Net cash used in operating activities	(17,505)	(8,777)
Cash flows from investing activities:
Purchases of property and equipment	(86)	(672)
Capitalized internal use software development costs	(5,458)	(4,735)
Purchases of short-term and long-term investments	(19,193)	(23,602)
Maturities, sales of short-term and long-term investments	22,631	23,033
Proceeds from sale of business	10,870	—
Acquisitions, net of cash acquired	—	(1,974)
Net cash provided by (used in) investing activities	8,764	(7,950)
Cash flows from financing activities:
Proceeds from advance funding	—	316
Repayments of advance funding	—	(2,683)
Proceeds from issuance of debt	—	116,667
Repayments of principal	(3,150)	(10,150)
Cash paid for debt issuance costs	—	(4,610)
Repurchase of stock	—	(5,608)
Other	24	(960)
Net cash provided by (used in) financing activities	(3,126)	92,972
Net change in cash and cash equivalents & restricted cash and cash equivalents	$(11,867)	$76,245
Cash and cash equivalents & restricted cash and cash equivalents, beginning of period	$297,232	$228,605
Cash and cash equivalents & restricted cash and cash equivalents, end of period	$285,365	$304,850